Exhibit 99.1

FOR IMMEDIATE RELEASE

BUCA, Inc. 1300 Nicollet Mall, Suite 5003 Minneapolis, MN 55403 www.bucainc.com	Investor Relations Contact: Integrated Corporate Relations Kathleen Heaney (203) 803-3585

BUCA, Inc. Announces Fourth Quarter 2007

Comparable Restaurant Sales Decreased 2.4%

Minneapolis, Minnesota – January 8, 2008 — BUCA, Inc. (Nasdaq: BUCA) today announced that Buca di Beppo comparable restaurant sales decreased 2.4% for the fourth quarter of fiscal 2007 as compared to the same period last year. The Company also announced that preliminary total revenue decreased 10.4% in the fourth quarter of fiscal 2007 to approximately $64.1 million as compared to $71.5 million in the same period of the prior year. The decrease in preliminary total revenue was also due to the fourth quarter of fiscal 2007 being a 13 week period as compared to 14 weeks in fiscal 2006, the closure of two underperforming restaurants in the first half of 2007, the loss of sales due to the temporary closure of the Company’s San Francisco restaurant during parts of the quarter and the fact that the fourth quarter of fiscal 2007 did not include New Year’s Eve.

For the fiscal year 2007, Buca di Beppo comparable restaurant sales increased 0.7% as compared to the same period last year. The Company also announced that preliminary total revenue decreased 3.3% for the fiscal year 2007 to approximately $245.6 million as compared to $253.8 million in the prior year. The decrease in preliminary total revenue was primarily due to a shift in the Company’s fiscal calendar caused by the 53rd week of fiscal 2006 which removed the relatively high sales week prior to and including New Year’s Eve from the

Company’s first quarter of fiscal 2007 and New Year’s Eve from the Company’s fourth quarter of fiscal 2007. The Company’s fiscal 2007 results also reflect the negative impact from the closure of two underperforming restaurants in the first half of 2007 and the loss of sales due to the temporary closure of the Company’s San Francisco restaurant during parts of the third and fourth fiscal quarters.

The comparable restaurant sales numbers reported above exclude the results of the Company’s San Francisco restaurant for the entire third and fourth fiscal quarters for each of 2006 and 2007. The restaurant, one of the Company’s highest sales locations, was closed for renovation beginning September 24, 2007 and reopened on November 20, 2007. If the results for the San Francisco restaurant (including the periods in which it was closed) had been included in the calculations, the Company would have reported a comparable restaurant sales decrease of 3.4% for the fourth quarter and a comparable restaurant sales increase of 0.3% for the fiscal year 2007. The reported revenue numbers include all of the Company’s revenues for all periods, including those of the San Francisco restaurant.

About the Company:

BUCA, Inc. owns and operates 90 highly acclaimed Italian restaurants under the name Buca di Beppo in 25 states and the District of Columbia.

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